Exhibit 10.3

BINDING LETTER OF INTENT

     This Binding Letter of Intent (this “LOI”) is entered into by and between FREEBUTTON, INC., a Nevada corporation (the “Company”), and A1 Vapors Inc., a Florida corporation (“A1”).

BACKGROUND AND PURPOSE

A.	The Company is a fully reporting publicly traded company with the ticker symbol “FBTN” on the United States over-the-counter (OTCQB) securities market.

B.	The Company wishes to acquire A1 through a reverse acquisition and believes A1 to have a valuable product and intellectual property rights related to the electronic vapor cigarette industry. A1 aims at aiding smokers in getting rid of the harmful cigarette habit by providing them with a revolutionary alternative. A1 Vapors is helping the world transform the bothersome smoking scene into one that is generally cleaner, safer, less expensive and more enjoyable for smokers and non smokers alike. In comparison to what is currently on the market, A1 Vapors has surpassed its competition by continuously striving to provide high quality products at the most affordable rate. A1 Vapors offers a variety of options to choose from to appeal to all smokers including a diverse selection of devices and flavors. A1 set out to create a company that would offer high quality electronic cigarettes with many styles to suit all type of smokers.

C.	The Company and A1 wish to enter into a voluntary share exchange (the “Exchange”) transaction whereby the Company would acquire all of the issued and outstanding units of A1 in exchange for the issuance to the members of A1 of approximately 21,000,000 shares of common stock of the Company.

D.	The parties wish to enter into this LOI which states that the closing of the Exchange will occur upon completion of the conditions as set forth herein and in a formal, definitive agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements and representations contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. This LOI constitutes a binding agreement with regard to the various matters set forth herein and shall become effective on execution of this LOI.

2. The Company and A1 agree that they will enter into a mutually agreed upon definitive agreement containing substantially the same terms and provisions as set forth in Paragraphs 3-10 of this LOI within thirty (30) days from the date of execution of this LOI (the “Definitive Agreement”).

3. Upon the satisfaction of the conditions set forth herein and in the Definitive Agreement, the Company will acquire all of the issued and outstanding units of A1 in exchange for the issuance to the members of A1 of 21,000,000 shares of common stock of the Company. At the Closing, A1 shall become wholly-owned by the Company.

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4. The closing of the Exchange (the “Closing”) shall occur on or before thirty (30) days from the date on which A1 completes the audit of its financial statements as required to be filed by the Company upon the Closing in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and approval by its shareholders of the Definitive Agreement. Immediately prior to the Closing, the Company will have 33,844,000 shares of common stock, on a fully diluted basis, issued and outstanding. At the Closing, after giving effect to the Exchange, the capitalization of the Company will be as set forth on Exhibit A.

5. After the Closing, the Company will be managed by A1’s current management and board of directors. The existing board of directors and officers of the Company will resign effective as of the Closing and be replaced by officers and directors to be designated by A1. For the avoidance of doubt, these board of directors will include Bruce Storrs and Andy Diaz and the officers will include Bruce Storrs and Andy Diaz as well as any other officers and directors designated by A1.

6. At the Closing, the Company will have no more than approximately $25,000.00 in actual or contingent liabilities outstanding and no undisclosed liabilities, commitments or other obligations of any kind other than the Company’s obligations to A1 pursuant to this LOI.

7. A1 represents that the board of directors of A1 has approved this LOI and the transactions contemplated hereunder.

8. The parties intend for the post-Closing capitalization table of the Company to be substantially as attached hereto as Exhibit A. Any update to Exhibit A between now and the execution of the definitive agreement will have no effect on total number of shares (21,000,000) issued by Company to A1.

9. In the Definitive Agreement, A1 will grant to the Company a non-exclusive license (conditioned on Closing) to use the name “A1 Vapors” or any variation thereof not currently used by A1 and, upon the Closing, the Company may undertake to change its name to “A1 Vapors, Inc.” or a mutually agreed upon name not used by A1. A1 further agrees to provide consents, as may be required by the Company to make filings for the use of such name; provided, however, that in no event shall A be precluded from continuing to use any names currently used by A1. Prior to the Closing, neither the Company nor its representatives shall make any representations regarding the business or affairs of A1 without the prior written consent of A1.

10. The Definitive Agreement shall contain customary representation and warranties, covenants and indemnification provisions as shall be mutually agreed upon by A1 and the Company.

11. In consideration of the time and effort the Company will incur to pursue this transaction, A1 agrees that, from the date of execution of this LOI (or, if sooner, until such time as this LOI is terminated) until the Closing, neither A1 nor any person or entity acting on its behalf will in any way directly or indirectly (i) solicit, initiate, encourage or facilitate any offer to directly or indirectly purchase A1 or any of its material assets or equity, (ii) enter into any discussions, negotiations or agreements with any person or entity which provide for such purchase, or (iii) provide to any persons other than its members or the Company or its representatives any information or data related to such purchase or afford access to the properties, books or records of A1 to any such persons. If A1, or its representatives receive any inquiry or proposal offering to purchase A1 or any part of its assets or equity, A1 will promptly notify the Company. No party hereto will make any disclosure or public announcements of the proposed transactions, the LOI or the terms thereof without the prior consent of the other party, which shall not be unreasonably withheld, or except, and only to the extent, as required by the applicable rules and regulations of the Securities and Exchange Commission. The Company agrees to provide to A1 such current information regarding the Company as A1 may reasonably request to include in any disclosure statement to be provided to A1 members and note holders in connection with soliciting the vote of A1 members and note holders for approval of the Plan of Reorganization and the transactions contemplated thereby.

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12. Prior to the Closing, the Company and its representatives shall maintain the confidentiality of all confidential information that is provided to the Company by A1 or its representatives except to the extent such disclosure is required by law. Each party agrees and acknowledges that such party and its directors, officers, employees, agents and representatives will disclose business information and information about the proposed transaction in the course of securing financings for the Company and A1 and that the parties and their representatives may be required to disclose that information under the continuous disclosure requirements of the Exchange Act; provided, however, that prior to the Closing, the disclosure of any non-public confidential information of A1 may be made by the Company only with prior approval of A1 and subject to obtaining an appropriate confidentiality agreement from the proposed recipient of such information.

13. This LOI shall be construed in accordance with, and governed by, the laws of the State of Nevada, and each party separately and unconditionally subjects to the jurisdiction of any court of competent authority in the State of Nevada, and the rules and regulations thereof, for all purposes related to this agreement and/or their respective performance hereunder.

14. The parties shall prepare, execute and file any and all documents necessary to comply with all applicable federal and state securities laws, rules and regulations in any jurisdiction where they are required to do so.

15. If any term or provision hereof shall be held illegal or invalid, this LOI shall be construed and enforced as if such illegal or invalid term or provision had not been contained herein.

16. This LOI may be executed in counterparts, by original or facsimile signature, with the same effect as if the signatures to each such counterpart were upon a single instrument; and each counterpart shall be enforceable against the party actually executing such counterpart. All counterparts shall be deemed an original copy.

17. The delay or failure of a party to enforce at any time any provision of this LOI shall in no way be considered a waiver of any such provision, or any other provision of this LOI. No waiver of, delay or failure to enforce any provision of this LOI shall in any way be considered a continuing waiver or be construed as a subsequent waiver of any such provision, or any other provision of this LOI.

18. This LOI may be terminated prior to entering into the Definitive Agreement (i) by mutual written agreement of the parties, (ii) by either party if the Definitive Agreement has not been entered into by May 31, 2014 through no fault of terminating party, or (iii) by either party in the event of a material breach of this LOI by the other party, including failure by the Company to promptly fund the LOI Advance after execution of this LOI

DATED EFFECTIVE: 4/11/14

FREE BUTTON, INC.

By:	/s/ James Lynch
Name:	James Lynch
Title:	Chief Executive Officer

A1 VAPORS, INC.

By:	/s/ Bruce Storrs
Name:	Bruce Storrs
Title:	Co-Owner

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Exhibit A

Capitalization Table

	Pre Transaction	% Ownership	Post Transaction	% Ownership
Current Shareholders	33,844,000.00	100.0%	12,844,000.00	38.0%
Al Shareholders	–	0.0%	21,000,000.00	62.0%
Total	33,844,000.00	100.0%	33,844,000.00	100.0%

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